Exhibit 10.8

Clear Finance Technology Corporation

Revenue Share Agreement

Advance #: 22553

This Revenue Share Agreement (“Agreement”) dated 12 / 19 / 2019 (“Effective Date”) is a commercial transaction made between Clear Finance Technology Corporation (“we”, “us” or “our”) and the company listed below (“you”, “your” or “Company”). THIS AGREEMENT HAS AN ARBITRATION PROVISION IN SECTION 9.11; PLEASE REVIEW IT CAREFULLY AS IT AFFECTS YOUR RIGHTS.

COMPANY INFORMATION

Company Legal Name:	kidpik corp
Name and Title of Authorized Officer:	Moshe Dabah
Mailing Address:	200 Park Ave S, 3rd Floor, New York, NY, 10003
Physical Address (Headquarters):	200 Park Ave S, 3rd Floor, New York, NY, 10003
Email:	clearbanc@kidpik.com

CERTAIN AMOUNTS/TERMS

Subject to the terms and conditions in this Agreement, the amount of the Advance is: $235000.00

Purchase Price:	$680304.43	Specified Amount:	$709679.43

Outstanding Amount:	$445304.43	Specified Percentage:	12.50%

Existing Terminating Revenue Share Agreement:

Revenue Share Agreement ID# 17314 dated: 2019-11-12

Currency:

“Dollars” or $ or “Currency” refers to the lawful currency of United States.

1.AMOUNT OF ADVANCE AND DUE DILIGENCE

1.1 Amount of Advance Subject to Review

The amount of the Advance (defined in Section 2.3) we may provide to you is contingent on review by us of any factors we consider relevant, including the accuracy of the information you provide, the strength of your business, your ability to meet your obligations in this Agreement, and the purpose of the Advance.You hereby also acknowledge that we may use automated processes for such purposes, including, but not limited to, calculating the Advance, the Specified Percentage, and otherwise determining your ability to meet your obligations in this Agreement.

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1.2 Right to Decline Purchase or Adjust Amount of Advance

We reserve the right to decline to purchase any Future Receivables (defined in Section 2.2) you offer to sell us or to revoke our acceptance of any such offer. Should the Advance be adjusted to any amount other than zero (0), we will endeavor to give you notice of the adjustment and the opportunity to accept or reject it. If you receive an adjusted Advance before you accept or reject it and you use some of it or do not return it to us within three (3) business days, you will be deemed to have accepted the adjusted Advance. If you return the adjusted Advance within three (3) business days, this Agreement is terminated, except for the provisions that survive termination as provided in Section 9.6.

1.3 Information and Materials Necessary for Review

During the review described in Section 1.1, we may request that you provide us with copies of, or access to, additional documents, materials and information to confirm the information you initially provided. If you are not willing to provide the requested information, or if the information is in our view insufficient or unsatisfactory, we reserve the right, in our sole and absolute discretion, to terminate this Agreement (except for the provisions that survive termination as provided in Section 9.6).

2. SALE AND PURCHASE OF FUTURE RECEIVABLES

2.1.Purchase and Sale Transaction

You agree to sell to us, and we agree to purchase from you, all of your right, title, and interest in and to Future Receivables as provided in this Agreement. YOU UNDERSTAND AND AGREE THAT THIS IS A PURCHASE AND SALE TRANSACTION, NOT A LOAN.

2.2. Definition of Future Receivables

“Future Receivables” include all future payments made by cash, check, ACH, direct or pre-authorized debit, wire transfer, credit card, debit card, charge card or other form of payment related to your business, including for goods, services or facilities provided by you.

2.3. Purchase Price; Advance; and Specified Amount

We will pay you the Purchase Price minus Future Receivables that we purchased from you under the Existing Terminating Revenue Share Agreement and that remain undelivered as of the Effective Date in the amount of $445304.43 (“Outstanding Amount”) for all of your right, title and interest in or to the Specified Amount of Future Receivables. The amount we pay you is referred to as the “Advance” (the Advance equals the Purchase Price minus the Outstanding Amount). If, after the Effective Date but before we fund the Advance under this Agreement, you make payments on Future Receivables that we purchased from you under the Existing Terminating Revenue Share Agreement and that remained undelivered as of the Effective Date, those payments will be deemed a partial payment of the Specified Amount under this Agreement.

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2.4. Delivery of Receivables

Upon our payment of the Advance or otherwise upon our initially making the amount of the Advance available for your use with an Approved Card (as defined below) and/or Invoice Payment Dashboard (defined below), (a) you sell, assign, and transfer to us, and we purchase from you, all of your right, title, and interest in or to the Specified Amount of Future Receivables, and you will deliver each business day to us the Specified Percentage of Future Receivables until we have received the Specified Amount and any other amounts owed to us in accordance with this Agreement and (b) you acknowledge that good, sufficient and valuable consideration has been received.

You agree that all Future Receivables generated by your business will be deposited in the bank account we have on file (“Bank Account”) to which the irrevocable ACH authorization agreement or direct or pre-authorized debit agreement, as applicable (any such agreement, the “Authorization Agreement”), relates. You agree to instruct your payment processor to deposit all payments it processes for you into the Bank Account. You agree not to change your Bank Account or payment processor without our advance written consent. You will provide us with read-only access codes to your Bank Account (including via Plaid or similar services) and agree not to change them without our advance written consent. We may access your Bank Account, including to assess the amount of Future Receivables you have generated and to debit your Bank Account. You will provide us any information we request to conduct this assessment. You agree to provide us with an irrevocable Authorization Agreement. You understand that we would not make the Advance without you providing the irrevocable Authorization Agreement.

You agree to deliver the Specified Amount (a) if available, by having it delivered to us directly and (b) by authorizing us to debit the Specified Percentage of Future Receivables and any other amounts you owe us each business day from your Bank Account by ACH, direct or pre-authorized debit, electronic check or other method until the full Specified Amount has been delivered. You understand that it is your responsibility to ensure that the Specified Percentage of Future Receivables and any other amounts you owe us are always available in your Bank Account. You are solely responsible for any fees or charges incurred from overdrafts or rejected transactions. If a transaction is rejected we may debit the Bank Account again until the transaction is completed.

If your generation of Future Receivables changes or is expected to change significantly, you may request a change in the Specified Percentage of Future Receivables on a go-forward basis. You will provide us any information and documentation we ask for to support your request, including your bank statements. We may approve or deny your request in our sole discretion. We will notify you if changes will be made, and any changes will be deemed the new Specified Percentage of Future Receivables until a subsequent change by us.

You agree to diligently engage in continuous activity that generates Future Receivables to be delivered in accordance with this Section 2.4, starting no later than five (5) business days from the date that you receive the Advance. If you generate less Future Receivables than we anticipated or projected because your business has slowed down, or if the full Specified Amount is not delivered because your business ceases operations in the ordinary course of business, and if you have not in any way otherwise breached this Agreement, you will deliver less than the Specified Amount and not be in breach of this Agreement.

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It is understood that the Advance will be made available from our designated bank account (“Designated Account”). You may only withdraw the proceeds of the Advance from the Designated Account by (a) using a payment card that we have authorized (the “Approved Card”) and/or (b) using our invoice payment dashboard (such dashboard or any other form of transmittal acceptable to us in our discretion, the “Invoice Payment Dashboard”). Neither the Approved Card nor the use of the Invoice Payment Dashboard may be redeemed in cash, including for ATM cash withdrawals. You agree that the proceeds of the Advance will be used solely for, and the Approved Card and the Invoice Payment Dashboard may only permit spending for, the purposes described in Section 5.7 below. You acknowledge and agree that the Designated Account, the Approved Card and the Invoice Payment Dashboard are subject to rules and restrictions imposed by us, including with respect to withdrawal and spending rights. For your convenience, and without prejudicing any of our rights to receive the Specified Percentage of Future Receivables and the Specified Amount described herein, you may choose not to spend the entire amount of the Advance on a single day.

You may from time to time direct us to pay in whole or in part the proceeds of the Advance hereunder to the counterparties (including amount, account numbers etc.) you designate on the Invoice Payment Dashboard (such direction, the “Directed Payment Instruction”). You assume sole responsibility for the Directed Payment Instruction and such instructions may be relied upon by us, whether or not the error could be detected by us. You do not have the right to cancel or amend the Directed Payment Instruction once given to us. We are facilitating the payment as your agent and may, in our sole discretion, reject any Directed Payment Instruction, including those which do not comply with the requirements of this Agreement, internal policies, regulation or law. You are solely responsible for timely payments. You hereby acknowledge that the use of Directed Payment Instructions is also subject to terms set forth in the Invoice Payment Dashboard Services Agreement executed between you and us on the date hereof (the “IPDSA”).

Provided that no Event of Default has ever occurred and that you are in compliance with this Agreement, the “Percentage Discount” of the proceeds of the Advance that you have directly spent (provided such amounts are thereafter settled and not refunded) will be credited to the Specified Amount required to be delivered to us (the “Discount Credit”). Such calculation will be determined by us, and such determination will be conclusive absent manifest error. Notwithstanding the foregoing, any Discount Credit that is applied under this Agreement or was applied under any Existing Terminating Revenue Share Agreement with respect to a transaction that did not settle or was otherwise refunded will (without duplication) be deducted from the Discount Credit applied hereunder.

Percentage Discount
95%

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2.5. Procedures for Additional Delivery

You may also make additional deliveries of Future Receivables at any time. Additional deliveries may be made by postal mail to the following address: Clearbanc, 548 Market St #68100, San Francisco, CA 94104. You may also contact us for additional delivery options by emailing support@clearbanc.com. All additional deliveries must be made in good funds by check, cashier’s check, money order, ACH, direct or pre-authorized debit or wire transfer in the applicable Currency from a bank account and/or bank offering such services or instruments. You agree not to send us any deliveries marked “paid in full”, “without recourse” or other qualification. If you send such a delivery, we may accept it without losing any of our rights.

3. AUDITS

You will maintain accurate books and records concerning your accounts receivables and receipts. We and our employees, agents, contractors and representatives may, upon reasonable notice and at reasonable times, perform audits of your premises, business, operations, systems, books, records, documents, data and information to assess your compliance with this Agreement. You will provide us any assistance we may request in connection with such audits or other information requests, including making available your employees, contractors, and agents to answer our questions.

4. YOUR AGREEMENTS

From the Effective Date until the Specified Amount of Future Receivables is delivered to us in full you agree (a) to conduct your business in good faith and use your best efforts to continue your business at least at its current level, to ensure that we obtain the Specified Amount of Future Receivables from any platform on, or method with, which it is generated; (b) not to take any action to discourage us from receipt or collection of the Specified Amount of Future Receivables, including disposing of assets used in the generation of Future Receivables, diverting Future Receivables to other bank accounts or platforms, or removing or changing any bank account or platform authorizations, log-in or access which you have provided to us (including usernames, password, email address or other log-in credentials); (c) not to enter into any cash advance, factoring or similar arrangement that relates to or involves your Future Receivables with any party other than us until the Specified Amount of Future Receivables is delivered to us and any other amounts owed to us under this Agreement are paid to us; (d) not to enter into any loan agreement that is secured (without provision for release) by the Specified Amount of Future Receivables until the Specified Amount of Future Receivables is delivered to us and any other amount owed to us under this Agreement are paid to us; (e) to diligently continue engaging in activities that generate Future Receivables until the Specified Amount is delivered to us in full and any other amounts due to us under this Agreement are paid; (f) to comply with all laws, regulations, and other applicable requirements to the extent that such compliance is required in order for you to continue engaging in activities that generate Future Receivables; (g) that any representation, statement, certification, or information made or furnished to us by you or on your behalf, including information provided by you in our online forms and applications (including in connection with due diligence), is and will be true, accurate and complete; (h) to notify us immediately if we make a mistake in connection with the Advance or your delivery of Future Receivables; (i) to return to us immediately any funds that we provided to you in error or that are subject to dispute; (j) to continue to share with us any banking, platform, account, data or other information we request related to Future Receivables; and (k) that your execution and performance of this Agreement will not conflict with any other agreement you are a party to.

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You and any individuals executing this Agreement on your behalf authorize us, our agents, contractors and representatives and any credit reporting agency engaged by us to (i) investigate any references given or any other statements, information or data obtained from or about you for any purpose related to this Agreement and (ii) pull credit reports in connection with your eligibility to receive an Advance, and at any time thereafter, so long as Future Receivables equal to the Specified Amount have not been delivered to us, any obligation to us remains outstanding, or we are making a determination of your eligibility to enter into any other agreement with us.

5. REPRESENTATIONS; WARRANTIES; AND COVENANTS

You represent, warrant and covenant the following continuously from the Effective Date until the Specified Amount of Future Receivables is delivered to us in full:

5.1. Compliance with Agreements

You will always comply with each of your agreements in this Agreement, including those in Section 4.

5.2. Information

All information (financial, due diligence and other) provided by, or on behalf of, you to us relating to this Agreement is and will be true, accurate and complete in all respects. You will furnish us any information we may reasonably request from time to time.

5.3. Reliance on Information

You acknowledge and agree that all information (financial, due diligence and other) provided by, or on behalf of, you to us has been and may continue to be relied upon by us in connection with any decision that we made or will make relating to the Purchase Price, Advance, Specified Amount or Future Receivables.

5.4. Compliance with Law

You are in compliance with any and all federal, state and local laws, regulations and other legal requirements applicable to you. None of you, or your affiliates or any of yours or their officers or directly is the target of any economic and trade sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Department of State, the European Union, the United Kingdom, Canada, or other applicable jurisdictions.

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5.5. Eligibility

You have taken and will continue to take all measures necessary to attain and maintain eligibility to perform the services and activities you undertake to generate Future Receivables. You are, and after giving effect to this Agreement, you will be solvent. There are no actions, suits or proceedings by or before any arbitrator, court or governmental authority pending or threatened against you.

5.6. Unencumbered Future Receivables

You have and will maintain good, complete and marketable title to the Specified Amount of Future Receivables, free and clear of any and all liabilities, liens (without provision for release), claims, charges, restrictions, conditions, options, rights, mortgages, security interests, equities, pledges and encumbrances of any kind or nature whatsoever or any other rights or interests that may be inconsistent with the transactions contemplated herewith, or adverse to our interests.

5.7. Business Purpose

You are entering into this Agreement solely for business purposes and not as a consumer for personal, family, household or investment purposes. You represent that you will only use the Advance for the purchase of products or services necessary to operate your business. You will not direct or pay the Advance, directly or indirectly, in any manner, to (a) an affiliated or other non-arm’s length person (including yourself and your employees); or (b) any persons or entities that is the target of any economic and trade sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Department of State, the European Union, the United Kingdom, Canada or other applicable jurisdictions.

5.8. Authority

The individual(s) executing this Agreement and the Authorization Agreement for you has the authority to do so. This Agreement has been duly executed and delivered and is a legal, valid and binding obligation of the Company, enforceable in accordance with its terms and has been authorized by applicable corporate action. Any officer or director of the Company (including the individual(s) that have executed this Agreement) is authorized in the name of and on behalf of the Company to take all actions in order to effect the transactions contemplated under this Agreement (including the execution of further agreements and certificates, the modification, waiver and amendment of any terms hereunder and the payment of amounts owing).

5.9. Sale of Business

You will not sell, dispose, assign, transfer or otherwise convey all or substantially all of your business or assets without first either (a) obtaining our prior written consent (which may include requiring you to obtain the written agreement of the purchaser or transferee assuming all of your obligations under this Agreement pursuant to documentation and terms satisfactory to us) or (b) paying in full the undelivered portion of the Specified Amount of Future Receivables and any other amounts you owe us under this Agreement.

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6. EVENTS OF DEFAULT

The occurrence of any of the following events constitutes an “Event of Default”: (a) you breach any agreement, covenant, representation, or warranty in this Agreement, or fail to fulfill any obligation, and, in the case of a breach of covenant, such default shall not have been remedied within two (2) days; (b) a material change occurs in your ability to generate Future Receivables arising from actions undertaken by you with the purpose or intent of avoiding your obligations under this Agreement; (c) you intentionally fail to generate Future Receivables for the purpose of avoiding your obligations under this Agreement; (d) any representation, statement or information made or furnished to us by you or on your behalf is fraudulent, false, incomplete or misleading at any time; and (e) you do not immediately give us written notice (with reasonable detail) upon you becoming aware of the existence of any condition or event which, with the lapse of time or failure to give notice, would otherwise constitute an Event of Default under this Agreement.

7. NOTICE OF EVENT OF DEFAULT; REMEDIES

You agree to immediately notify us once you become aware of any Event of Default.

If any Event of Default occurs:

a.	Upon our request, the undelivered portion of the Specified Amount of Future Receivables and any other amounts you owe us under this Agreement is due and payable in full immediately and you must immediately deliver to us the undelivered portion of the Specified Amount of Future Receivables and any other amounts you owe us under this Agreement.
b.	We may proceed to protect and enforce our rights and remedies including by arbitration or lawsuit. You will pay us for any reasonable costs, fees and expenses we incur (including reasonable attorney’s fees) if we prevail in any action, suit, proceeding or arbitration unless prohibited by law.
c.	We may engage someone else to help collect any amounts you owe us. You agree to pay any reasonable costs, fees and expenses we incur relating to such collection efforts (including reasonable attorney’s fees) unless prohibited by law.
d.	We may debit from (i) your Bank Account, the Approved Card and the Designated Account, (ii) any of your other bank accounts; or (iii) any of your platform accounts or other accounts, any or all of the Specified Amount of Future Receivables that have not been delivered to us and any other amounts you owe us under this Agreement.
e.	We may cancel, block or otherwise prevent or terminate access to, the Approved Card and the Invoice Payment Dashboard (including, in each case, rescinding any payments), and dispute any charges made thereunder.

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All of our rights and remedies in connection with this Agreement may be exercised at any time by us after the occurrence of an Event of Default, are cumulative and not exclusive, and are in addition to any other rights and remedies available to us in law, equity or otherwise.

You will pay us for any reasonable costs, fees and expenses we incur (including reasonable attorney’s fees) related to any Event of Default or exercising any of our rights and remedies.

8. ADDITIONAL TERMS

8.1. Sale of Future Receivables

The Purchase Price evidences a purchase of the Specified Amount of Future Receivables and is not intended to be, nor will it be construed as, a loan from us to you.

8.2. Use and Protection of Information

When you interact with us, we may collect personally identifiable data and other information (including such further information or data described in our Privacy Policy) from you when you voluntarily provide such information, such as when you contact us with inquiries, or when you use our services. You authorize us to monitor your activities and collect, review, store and act on information relating to you, including:

a.	first and last name;
b.	email address;
c.	phone number;
d.	street address;
e.	zip/postal code or city and state/province that you are located in;
f.	behavioral data such as usage statistics and business patterns (when linked with other personally identifiable data);
g.	Social Security Numbers/National Insurance Numbers/Social Insurance Numbers;
h.	Bank Account, Designated Account, Approved Card, credit card information and/or other payment or financial data;
i.	account information from third-party sites and internet services;
j.	email and other communication content; and
k.	other information provided.

You authorize us to:

i.	view statistics and information regarding you and your accounts, platforms and payment processors;
ii.	access or retain information stored as part of your accounts, platforms and payment processors; and

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iii.	receive your account, platform and payment processor information in order to satisfy applicable law, regulation, legal process or enforceable governmental request.

You authorize us to use and to disclose information relating to this Agreement, and concerning you, to third parties including our business and financing partners, service providers, payment providers, subprocessors, contractors and affiliates, including in the following circumstances:

A.	to support our business operations and our rights under this Agreement;
B.	to a buyer or other successor in the event of a merger, divestiture, restructuring, reorganization, dissolution or other transfer of all or a portion of our business or an operating unit;
C.	to fulfill the purpose for which you provide such information to us or any other purpose disclosed by us when you provide the information to us;
D.	to any third party with your consent;
E.	to protect the confidentiality or security of your records, to protect against or prevent actual or potential fraud, unauthorized transactions, claims or other liability, or for resolving disputes or inquiries;
F.	to comply with federal, state/provincial or local laws, rules and other applicable legal requirements, to comply with properly authorized civil, criminal or regulatory investigations, subpoenas, summons, bankruptcy notices by federal, state, provincial or local authorities (or other notifications of insolvency), or to respond to judicial process or government regulatory authorities that have jurisdiction over us for examination, compliance or other purposes as authorized by law;
G.	to the extent permitted or required under other provisions of laws to law enforcement, the Federal Trade Commission or self-regulatory organizations for an investigation related to public safety;
H.	in a manner permitted under our Privacy Policy; and
I.	in any other manner not prohibited by applicable law.

We may also share information, whether aggregated or not, with our business and financing partners, including for jointly offered products and services (unless prohibited by applicable law) and in other manner permitted under our Privacy Policy.

During the term of this Agreement and following any termination or expiration of this Agreement, we may use, sell, license or distribute non-personally identifiable information or personally identifiable user information that has been anonymized so that the information does not identify a specific user without restriction, including for producing data analytics and reports for business partners or others and for fraud prevention, analysis, and development of products and services.

It is agreed that all information collected and stored as described above is being done for a legitimate business purpose and may be transferred, processed and stored in the United States and Canada. We may include your name and logo in general promotional materials, unless you request otherwise in writing.

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8.3. Confidentiality

You understand and agree that the provisions of this Agreement and any other related documentation, the status of this Agreement, any communications related to this Agreement, and any information provided to you by us (collectively, “Confidential Information”) are our proprietary and confidential information. Unless disclosure is required by law or court order, you will not disclose Confidential Information to any person other than your attorney, accountant, financial advisor or employees who need to know such information for the purpose of advising you (“Advisor”), provided such Advisor uses such information solely for the purpose of advising you and first agrees in writing to be bound by the terms of this Section 8.3.

8.4. Transfer and Assignment

Without prior notice or approval by you, we reserve the right to sell, transfer or assign all or any portion of our interest in this Agreement, including the Specified Amount of Future Receivables outstanding, to any other persons. Your rights and obligations under this Agreement belong solely to you and may not be transferred or assigned by you without our advance written consent. Your obligations, however, are nonetheless binding upon you and your heirs, legal representatives, successors, and assigns.

8.5. Approved Transaction

All charges on the Approved Card and the Invoice Payment Dashboard (together, the “Approved Payment Methods”) will be deemed approved by and made by you, including, regardless of whether such charges were authorized or made by you, your affiliates or your employees. If you believe that the Approved Card number (and, if applicable, cvs, password or pin), your dashboard log-in and password or a device that you use to access the Approved Payment Methods has been lost or stolen, or you suspect that someone is using your Approved Payment Methods without your permission, or that a transaction that you have not affirmatively authorized (without prejudice to the first sentence herein) has occurred, you must notify us immediately at support@clearbanc.com. You are responsible for all such transactions and losses. You agree and understand that you are responsible for maintaining the confidentiality of the Approved Card number (and, if applicable, cvs, password or pin) and dashboard log-in and password. We will, upon your request and at your expense, use commercially reasonable efforts to cooperate with you in disputing fraudulent charges with the bank or service provider issuing the Approved Card, the timing of which will be subject to the internal process of such bank or service provider (which may require you to provide notice within sixty (60) days). You must cooperate fully in any investigation by us, any bank, service provider and/or the authorities. We can, and you hereby authorize us to, at any time, without prejudicing our rights in this Agreement, block use of the Approved Card and the Invoice Payment Dashboard, dispute any charges and terminate and prevent use of the Approved Card and the Invoice Payment Dashboard (a) if we suspect unauthorized or fraudulent use, (b) during the course of any claim of fraud, (c) if we or our partners believe unusual or suspicious transactions are occurring, including if we believe a violation of Section 5.7 may occur, or (d) upon a default or an Event of Default.

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9. MISCELLANEOUS

9.1. Modifications; Amendments; Construction; and Exchange Rate

No modification, amendment or waiver of any provision of this Agreement will be effective unless it is in writing and signed by us and you. The headings of the sections and subsections are inserted for convenience only and under no circumstances will they affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement, the terms “include”, “includes,” and “including” mean without limitation by reason of enumeration.

If funds are received, distributed, or spent in a currency other than the “Currency”, any requisite currency translation will be based on the rate of exchange between the applicable currency and the “Currency” as determined by us.

9.2. Notices

Except as otherwise provided in this Agreement, any notice given under this Agreement must be in writing, but may be provided to you electronically. Notices will be deemed given when properly addressed and deposited in the U.S. mail, postage prepaid, First Class mail; delivered in person; or sent by registered mail; by certified mail; by nationally recognized overnight courier; by electronic mail to you; posted on our website or in your Clearbanc account; or otherwise made available to you. Notice to you will be sent to your last known address in our records. Notice to us may be sent to Clearbanc 548 Market St #68100, San Francisco, CA 94104. You agree to notify us immediately if you change your name, your postal or electronic mail address or other contact information, if there are any errors in the information regarding transactions on your account or information that you provide to us or that is provided on your behalf, or if you are the subject of a bankruptcy or insolvency proceeding.

9.3. Waiver

No delay on our part in exercising any right or remedy under this Agreement will operate as a waiver, nor will any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise of any other right or remedy. Any remedies are cumulative and not exclusive of any remedies provided by law, equity or otherwise.

9.4. Binding Effect

This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

9.5. Governing Law

This Agreement is governed by, and will be construed in accordance with, the internal laws of the State of Delaware without regard to principles of conflict of laws. By executing this Agreement, you agree to submit to the jurisdiction of any state or federal court sitting in New Castle County, Delaware for any and all disputes asserting a breach of this Agreement. The forum selection provision does not apply to Section 9.11 or to any arbitration proceeding.

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9.6. Term and Survival

This Agreement will continue in full force and effect until all obligations in this Agreement have been paid and satisfied in full. Without limiting the previous sentence, Sections 8 and 9 will survive beyond termination or expiration of this Agreement without limitation.

9.7. Severability

Except as provided in Section 9.11, if any provision of this Agreement is to any extent held invalid or unenforceable, such provision will be excluded to the extent of such invalidity or unenforceability and all other provisions will remain in full force and effect. To the fullest extent possible, the invalid or unenforceable provision will be deemed replaced by a provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable provision. If application of this severability provision should materially and adversely affect the economic substance of the transactions contemplated by this Agreement, the party adversely impacted will be entitled to compensation for such adverse impact, provided the reason for the invalidity or unenforceability is not due to the action or inaction of the party seeking compensation.

9.8. Entire Agreement

This Agreement and the Authorization Agreement contain the entire agreement and understanding among the parties and supersedes all prior agreements and understandings, whether oral or in writing, concerning the subject matter of this Agreement.

9.9. Jury Trial Waiver

THE PARTIES WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ON ANY MATTER ARISING IN CONNECTION WITH OR IN ANY WAY RELATED TO, THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR THE ENFORCEMENT OF THIS AGREEMENT, EXCEPT WHERE SUCH WAIVER IS PROHIBITED BY LAW. THE PARTIES ACKNOWLEDGE THAT EACH MAKES THIS WAIVER KNOWINGLY, WILLINGLY, VOLUNTARILY AND WITHOUT DURESS, AND ONLY AFTER BEING PROVIDED WITH THE OPPORTUNITY TO CONSIDER THE RAMIFICATIONS OF THIS WAIVER WITH THEIR ATTORNEYS.

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9.10. Class Action Waiver

THE PARTIES WAIVE ANY RIGHT TO ASSERT ANY CLAIMS AGAINST THE OTHER PARTY, ITS PARENT COMPANIES, AFFILIATES, SUBSIDIARIES, PREDECESSORS, SUCCESSORS, ASSIGNS, AGENTS, CONTRACTORS, EMPLOYEES, OFFICERS, DIRECTORS OR REPRESENTATIVES, AS A REPRESENTATIVE OR MEMBER OF ANY CLASS OR IN ANY OTHER REPRESENTATIVE ACTION, EXCEPT WHERE SUCH WAIVER IS PROHIBITED BY LAW. TO THE EXTENT THIS PROVISION ALLOWS EITHER PARTY TO PROCEED WITH A CLASS OR REPRESENTATIVE ACTION AGAINST THE OTHER, THE PARTIES AGREE THAT THE PREVAILING PARTY WILL NOT BE ENTITLED TO RECOVER ATTORNEY’S FEES OR COSTS ASSOCIATED WITH PURSUING THE CLASS OR REPRESENTATIVE ACTION (NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT).

9.11. Arbitration

If either party requests to arbitrate any Claim (defined below) before an answer or dispositive motion is filed in a lawsuit that arises out of or relates to this Agreement, the other party agrees to arbitrate such Claim. The party making the request must commence an arbitration proceeding within thirty (30) days of its request with either the Judicial Arbitration and Mediation Services (“JAMS”) or the American Arbitration Association (“AAA”). The arbitration proceeding will be governed by the rules and procedures for commercial disputes of the arbitration organization to which the Claim is referred. Streamlined arbitration rules and procedures will be used if available. If for any reason the selected arbitration organization cannot, will not, or ceases to, serve as an arbitration administrator, you or we may substitute the other organization identified in this paragraph or another widely recognized arbitration organization that uses similar rules or procedures and is mutually acceptable to both parties. If both parties cannot agree on an arbitration organization, then either party may ask a court of competent jurisdiction to appoint a qualified arbitration organization.

For purposes of this arbitration provision, “Claim” means any claim, dispute or controversy (whether in contract, tort, or otherwise) past, present or future. The term “Claim” is to be given the broadest possible meaning and includes (by way of example and without limitation) any Claim arising from or relating to (a) your offer for sale and our acceptance for purchase of Future Receivables; (b) any transactions effected pursuant to this Agreement; (c) provisions of, or change of, or addition of, provisions to this Agreement; (d) collection of your obligations arising from this Agreement; (e) advertisements, promotions or oral or written statements relating to this Agreement or any transactions between you and us pursuant to this Agreement, including any Claim regarding information obtained by us from, or reported by us to, credit reporting agencies or others; (f) disputes between you and us or our parent companies, wholly or majority owned subsidiaries, affiliates, predecessors, successors, assigns, agents, contractors, employees, officers, directors or representatives arising from any transaction between you and us pursuant to this Agreement; (g) disputes regarding the validity, enforceability or scope of this arbitration provision or this Agreement; or (h) this Agreement.

YOU MAY OPT-OUT OF THIS ARBITRATION PROVISION WITHIN THIRTY (30) DAYS OF THE EFFECTIVE DATE BY SENDING NOTICE OF YOUR DECISION TO OPT-OUT, ALONG WITH YOUR NAME, PHONE NUMBER, EMAIL ADDRESS AND MAILING ADDRESS, TO SUPPORT@CLEARBANC.COM OR CLEARBANC 548 MARKET ST #68100, SAN FRANCISCO, CA, 94104.

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IF ARBITRATION IS COMMENCED, YOU ACKNOWLEDGE THAT NEITHER YOU NOR WE WILL HAVE THE RIGHT TO (i) HAVE A COURT OR JURY DECIDE THE CLAIM BEING ARBITRATED, (ii) ENGAGE IN PRE-ARBITRATION DISCOVERY (THAT IS, THE RIGHT TO OBTAIN INFORMATION FROM THE OTHER PARTY) TO THE SAME EXTENT THAT YOU OR WE COULD IN COURT, (iii) PARTICIPATE AS A REPRESENTATIVE OR MEMBER OF ANY CLASS OF CLAIMANTS IN A CLASS ACTION, OR REPRESENTATIVE ACTION IN COURT OR IN ARBITRATION, RELATING TO ANY CLAIM SUBJECT TO ARBITRATION OR (iv) JOIN OR CONSOLIDATE CLAIMS OTHER THAN YOUR OWN OR OUR OWN. OTHER RIGHTS AVAILABLE IN COURT MAY NOT BE AVAILABLE IN ARBITRATION.

Except as set forth below, the arbitrator’s decision will be final and binding. Only a court may decide the validity of items (iii) and (iv) in the preceding paragraph. If a court finally holds that items (iii) or (iv) are limited, invalid or unenforceable, then this entire arbitration provision will be null and void. You or we can appeal any such holding. If a court holds that any other part of this arbitration provision (other than items (iii) and (iv)) are invalid, then the remaining parts of this arbitration provision will remain in force. An arbitrator will decide all other issues pertaining to arbitrability, validity, interpretation and enforceability of this arbitration provision. The decision of an arbitrator is as enforceable as any court order and may be subject to very limited review by a court. An arbitrator may decide a Claim upon the submission of documents alone. A party may request a telephonic hearing if permitted by applicable rules. The exchange of non-privileged information relevant to the Claim between the parties is permitted and encouraged. Either party may submit relevant information, documents or exhibits to the arbitrator for consideration in deciding a Claim. Unless both you and we otherwise agree in writing, any arbitration will be conducted only on an individual basis and not in a class, collective, consolidated, or representative proceeding. However, you and we each retain the right to bring an individual action in small claims court and the right to seek injunctive or other equitable relief in a court of competent jurisdiction to prevent the actual or threatened infringement, misappropriation or violation of a party’s copyrights, trademarks, trade secrets, patents or other intellectual property rights.

For a copy of relevant rules and procedure, to file a Claim or for other information about JAMS and AAA, write them, visit their website or call them at: (A) for JAMS, 1920 Main Street, Suite 300, Irvine, CA 92614, info@jamsadr.com, http://www.jamsadr.com, or 1-800-352-5267; or (B) for AAA, 1633 Broadway, 10th Floor, New York, NY 10019, websitemail@adr.org, http://www.adr.org, or

1-800-778-7879.

If your claim does not exceed $10,000, then the arbitration will be conducted solely on the basis of documents you and we submit to the arbitrator, unless you request a hearing and the arbitrator determines that a hearing is necessary. If your claim exceeds $10,000, your right to a hearing will be determined by the rules of the selected arbitration organization.

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If either party fails to submit to arbitration following a proper demand to do so, that party will bear the costs and expenses, including reasonable attorney’s fees, incurred by the party compelling arbitration. Any physical arbitration hearing that you attend will be held in the federal judicial district for the district in which you reside. The party initiating the arbitration will pay the filing fee. You may seek a waiver of the initial filing fee or any other fees incurred in arbitration. IF YOU BELIEVE YOU CANNOT PAY OR YOU WILL NOT BE ABLE TO PAY THE FILING FEE OR OTHER FEES REQUIRED TO INITIATE ARBITRATION, NOW OR IN THE FUTURE, WE RECOMMEND YOU OPT-OUT OF THIS ARBITRATION PROVISION IN THE MANNER DESCRIBED ABOVE.

Except in the case of an Event of Default provided for in Section 6 (in which case the terms in Section 7 will apply) or the situation in which either party fails to submit to arbitration following a proper demand to do so, each party will pay for its respective attorney’s, experts’ and witness fees, regardless of which party prevails in the arbitration. A party may recover any or all expenses from the other party if the arbitrator, applying applicable law, so determines. Allocation of fees and costs relating to appeals in arbitration will be handled in the same manner. For an explanation and schedule of the fees that apply to an arbitration proceeding, please contact the organizations at the addresses above. The appropriate fee schedule in effect from time to time is incorporated by reference into this arbitration provision. The cost of arbitration may be higher or lower than the cost of bringing a Claim in court, depending upon the nature of the Claim and how the arbitration proceeds. Having more than one Claim and holding face-to-face hearings can increase the cost of arbitration. Again, neither you nor we will be permitted to arbitrate claims other than an individual basis. An arbitration proceeding can decide only your or our Claims. You cannot join other parties (or consolidate Claims).

This arbitration provision is made pursuant to a transaction involving interstate commerce, and will be governed by the Federal Arbitration Act (“FAA”), 9 U.S.C. §§ 1 et seq., as amended, notwithstanding any other governing law provision in this Agreement. The arbitrator will apply applicable substantive law consistent with the FAA and applicable statutes of limitations and will honor claims of privilege recognized at law. Judgment upon any arbitration award may be entered and enforced, including by garnishment, attachment, foreclosure or other post-judgment remedies, in any court having jurisdiction.

The arbitrator’s decision will be final and binding, except for any right of appeal provided by the FAA, in which case any party can appeal the award to a three-arbitrator panel administered by the selected arbitration administrator. The panel will reconsider de novo (that is, without deference to the ruling of the original arbitration) any aspect of the initial award requested by the appealing party.

This arbitration provision will continue to govern any Claim that may arise without regard to any termination or cancellation of this Agreement. If any portion of this arbitration provision (other than the provisions prohibiting class-wide arbitration, joinder or consolidation) is deemed invalid or unenforceable under the FAA, it will not invalidate the remaining portions of this arbitration provision. If a conflict or inconsistency arises between the rules and procedures of the selected arbitration administrator and this arbitration provision, this arbitration provision will control.

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9.12. Limitation of Liability; Indemnification; and No Fiduciary Relationship

IN NO EVENT WILL WE BE LIABLE TO YOU OR ANY THIRD PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, LIQUIDATED, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR BUSINESS, LOSS OF USE, LOSS OF DATA, BUSINESS INTERRUPTION, TEMPORARY INTERRUPTIONS IN SERVICES (INCLUDING IF WE ARE UNABLE TO COMPLETE A TRANSACTION), LOSS OF BUSINESS REPUTATION, LATE PENALTIES, LATE PAYMENTS TO THIRD PARTIES, CANCELLATION OF THIRD PARTY CONTRACTS OR LOSS OF GOODWILL), OR THE COSTS OF PROCURING SUBSTITUTE PRODUCTS, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND ANY RELATED SERVICE WHETHER SUCH LIABILITY ARISES FROM ANY CLAIM BASED UPON BREACH OF CONTRACT, BREACH OF WARRANTY, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY OR OTHERWISE, AND WHETHER OR NOT IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. UNLESS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, OUR LIABILITY TO YOU FOR ANY CAUSE WHATEVER AND REGARDLESS OF THE FORM OF THE ACTION, WILL AT ALL TIMES BE LIMITED TO $500 (FIVE HUNDRED UNITED STATES DOLLARS). YOU ACKNOWLEDGE THAT IF NO FEES HAVE BEEN PAID TO US IN CONNECTION WITH THIS AGREEMENT, YOU WILL BE LIMITED TO INJUNCTIVE RELIEF ONLY, UNLESS OTHERWISE PERMITTED BY LAW, AND WILL NOT BE ENTITLED TO DAMAGES OF ANY KIND FROM US, REGARDLESS OF THE CAUSE OF ACTION. SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OF CERTAIN WARRANTIES OR THE LIMITATION OR EXCLUSION OF LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES. IN SUCH STATES LIABILITY IS LIMITED TO THE EXTENT PERMITTED BY LAW. WE DO NOT REPRESENT OR WARRANT THAT THE APPROVED CARD AND INVOICE PAYMENT DASHBOARD WILL BE UNINTERRUPTED OR ENTIRELY ERROR FREE.

You will defend, indemnify and hold us harmless, including our officers, directors, shareholders, affiliates and employees, from and against all claims, actions, damages, obligations, costs, demands and expenses, including but not limited to attorney’s fees, in whole or in part arising out of or attributable to any Event of Default by you or your violation of any third party right. We will provide notice to you of any such claim, suit or demand. We reserve the right to assume the exclusive defense and control of any matter which is subject to indemnification under this section. In such case, you agree to cooperate with any reasonable requests assisting our defense of such matter.

We do not have any fiduciary or other special relationship to you or any of your stockholders or affiliates. We have not assumed an advisory or fiduciary responsibility in your favor or any of your stockholders or affiliates. You acknowledge and agree that you have consulted your own legal, tax and financial advisors to the extent you deem appropriate and that you are responsible for making your own independent judgment with respect to this transaction and the process leading thereto. You agree that you will not claim that we have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you.

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9.13. Electronic Transactions; Consent to Contact by Electronic and Other Means

You agree to transact business by electronic means. You agree that we may contact you as provided in this paragraph. We may contact you for any lawful reason, including for the collection of outstanding amounts under this Agreement and for the offering of products or services in compliance with our Privacy Policy in effect from time to time. No such contact will be deemed unsolicited. We may (a) contact you at any address (including electronic mail) or telephone number (including wireless cellular telephone or ported landline telephone number) as you may provide to us from time to time, even if you asked to have your number added to any state or federal do-not-call registry; (b) use any means of communication, including postal mail, electronic mail, telephone, or other technology, to reach you; (c) use automatic dialing and announcing devices which may play recorded messages; and (d) send text messages to your telephone.

Kidpik corp

By:		12 / 19 / 2019
Name:	Moshe Dabah	Date
Title:	Authorized Representative

Clear Finance Technology Corp.

By:		12 / 20 / 2019
Name:	Andrew D’Souza	Date
Title:	CEO

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